EXHIBIT 10.24

EMPLOYMENT AGREEMENT

                EMPLOYMENT AGREEMENT, effective as of the 2nd day of May, 2005 (the “Effective Date”), by and between Caraco Pharmaceutical Laboratories Limited (“Company” which for purposes of this Agreement shall mean and include Caraco Pharmaceutical Laboratories Limited and any of its subsidiaries, whether now in existence or formed during the term of this Agreement.), a Michigan corporation with its principal place of business at 1150, Elijah McCoy Drive, Detroit, Michigan MI 48202, and Daniel Movens (“Executive”), of Plantation, Florida.

                WHEREAS, the Company wishes to employ services of Executive for the period provided in this Agreement; and Executive is willing to serve in the employment of Company, upon the terms and conditions hereinafter provided.

                NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

                1.             Employment. Company hereby agrees to employ Executive, and Executive agrees to enter the employment of Company, upon the terms and conditions herein provided. Executive warrants to Company that his execution of this Agreement and performance by him of the duties hereunder will not violate the terms of any other agreements to which Executive is a party.

                2.             Position and Responsibilities. During the period of his employment hereunder, Executive agrees to serve as Chief Executive Officer of the Company whereby he will be primarily responsible for the Company’s operations, while performing such other duties as may appropriately be delegated to him from time to time by the Company’s Board of Directors/ Chairman. Such duties shall include, but not limited to, those set forth in Exhibit A (a detailed list of duties will be determined at a later date), which is attached hereto and is herein incorporated by reference. Executive shall report directly to the Board of Directors. Executive also agrees to serve, if elected, as an officer and director of any subsidiary of Company without additional compensation. For purposes of this Agreement, the term “subsidiary” shall mean any corporation’s voting stock and at least a majority of each class or that corporation’s nonvoting stock held by the Company.

                3.             Term of Employment and Duties.

                                (A)          Term. Executive’s employment shall commence on the Effective Date and shall continue for a period of thirty-six calendar months thereafter (“Initial Term”), unless sooner terminated, as provided in Paragraph 6 hereof. At the end of the Initial Term this Agreement shall automatically renew, for an indefinite term, shall be subject to the terms and conditions of this Agreement, except as otherwise provided by the parties in writing, and shall thereafter expire upon ninety (90) days written notice by Company to Executive, upon ninety (90) days notice by Executive to Company or as oherwise provided in Paragraph 6 (including the Initial Term, the “Employment Term”).

                                (B)          Duties. Executive shall diligently and conscientiously devote his full time, attention, skill and best efforts to the faithful performance of his duties to Company. Executive shall not engage in any other business or occupation without Company’s written consent; provided, however, nothing contained herein shall prohibit Executive from making passive or personal investments, provided such investments do not result in an undisclosed conflict of interest between Executive and Company. Executive acknowledges that he shall travel as reasonably required around the United States and abroad in connection with his employment.

                4.             Compensation.

                                (A)          Base Compensation. For all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as an executive, officer, director, or member of any committee of Company, commencing with the Effective date and for a period of twelve (12) months (“base period”) thereafter, shall pay a base compensation to Executive at the rate of US $390,000 (US dollars three hundred ninety thousand)

per year, which shall be reviewed annually by the Company’s Compensation Committee and adjusted accordingly in its discretion.

                                (B)          Fringe Compensation. In addition to the foregoing, during each year of employment hereunder, Company shall provide Executive with the following:

                                                (1)       Health and Dental Benefits. Health, vision and dental benefits will be provided to Executive, spouse and dependent children as per Company’s policy. However, the premium for vision and dental plans will be paid by Executive.

                                                (2)       Bonus. The Company agrees to a recurring annual target bonus of an amount equivalent to 50 percent of the base compensation. This bonus will depend on the performance of the Executive and the Company, and will be based on mutually set performance objectives/goals between the Company’s Board of Directors and the Executive, which will be evaluated at the end of each year of employment. Only for the 1st year (first 12 months) of employment, half of the above target bonus will be guaranteed and paid at the end of the 1st year of employment. It is agreed and understood that the Executive will not vote in any Board vote concerning his own bonus.

                                                (3)       Stock Options. Subject to the approval of the Company’s Board of Directors, the Executive will be granted options to purchase 40,000 shares of the Company common stock. The Executive price per share will be equal to the closing price of the Company’s common stock on the trading day immediately prior to the date the options are granted which is expected to be the date on which the Executive commences employment with the Company. The option shall be exercisable pro rata over a period of 3 years, with 1/3rd of the option shares having potential to vest at the end of each full year of employment. Future stock options will be granted to Executive on an annual basis for not less than 40,000 shares of the Company common stock, at the then closing price as described above and on commensurate terms, based on Company performance in light of pre-established mutually agreed upon Company goals and objectives.

                                                (4)       Stock Grants. Subject to the approval of the Company’s Board of Directors, on the day of commencement of employment the executive will be given a stock grant of 45,000 shares of Company’s common stock which will vest over a period of 3 years with 1/3rd fully vested and available for issue at the end of each full year of employment. Additional stock grant of 10,000 shares will be provided when the Employment Agreement is renewed.

                                                (5)       Taxes. The executive will be responsible for the payment of any tax liability as a result of this agreement. The Company may withhold tax on any payments or benefits provided to the executive as required by law or regulation. However, Executive in his sole discretion may defer for a period not exceeding one year, receipt and delivery of bonus(es) and any stock grant(s) or transfer(s) which shall not in any way affect the vesting or the Company’s obligation to pay or deliver same. The Company may withhold tax on any such deferral as required by law or regulation.

                                                (6)       401K. The Company has constituted a trust for extending 401K benefits to its employees, which will be available to Executive, as per Company policy and with No Match provision by the Company.

                                                (7)       Relocation Expenses. The Company will reimburse Executive for all reasonable relocation expenses incurred by Executive in connection with his and his family’s relocation. A reimbursement allowance will be paid to offset any tax liability. Typically, this will include moving expenses, airfare for Executive and immediate family (as per Company policy), and closing costs (out of pocket) related to housing. This will not include any brokerage fees or realtor commission. Caraco will make suitable relocation arrangements directly or via service provider, as per Company policy. The total re-location expenses shall not exceed US$ 50,000/-. Any expense over and above this amount will require prior approval.

                                                (8)       Expense Reimbursement. Payment or reimbursement of reasonable travel and other expenses (including without limitation entertainment expenses incurred primarily for the benefit of Company) incurred by Executive will occur as per Company’s rules and / or policy from time to time in performing his duties under this Agreement and in carrying out and promoting the business of Company, upon presentation by him, from time to time, of an itemized account (“vouchers”) of such expenditures in such detail as may reasonably be required by Company.

                                                (9)        Vacation. At least four (4) weeks of vacation with full pay each 12-month period during the term of this Agreement, at such times as shall be mutually agreed upon by Executive and the Company’s Board of Directors.

                                                (10)       Professional Development. To attend seminars and conferences relating to the business of Company (with full pay) as per Company policy and rules from time to time. Company shall pay or reimburse Executive for all fees, reasonable travel and other expenses incurred in connection with attendance at such seminars and conferences. Reimbursements shall be made upon presentation of vouchers by Executive.

                                                (11)       Disability Insurance and Term Life. The Company shall provide the Executive with a short-term and long-term disability plan as per Company policy. In addition, the Company shall pay the Executive a fixed amount of US$1,500 per annum to reimburse for any life insurance policy premium. However, the procurement of Insurance policy and timely renewal etc will be the responsibility of Executive.

                                                (12)       Right to Change Plans.  Except as otherwise specifically set forth above, the Company shall not be obligated by reason of sub-paragraphs 4(B)(1), (6) and (11), excluding life insurance premium reimbursement, to institute, maintain or refrain from changing or discontinuing any benefit or benefit plan so long as such changes are generally applicable to other officers of the Company.

                5.             Key-Man Insurance. At any time during the term of this Agreement, Company shall have the right to insure the life of Executive for the sole benefit of Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of Company. Executive shall have no interest in any such policy, but shall cooperate with Company in taking out such insurance by submitting to physical examinations, by supplying all information required by the insurance Company, and by executing all necessary documents, provided that no financial obligation is imposed upon Executive by any such documents.

                6.             Termination. This Agreement shall terminate upon the occurrence of any one of the events set forth below:

                                (A)       Cause. Company may, at any time and in its sole discretion, terminate the employment of Executive hereunder for Cause, effective as of the date of written notice (a “Termination Notice”) to Executive specifying the nature of such Cause (the “Termination Date”). For purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of, or plea of nolo contendere to, a felony or a crime of moral turpitude; (ii) Executive’s willful and intentional misrepresentation, intentional fraud, willful dishonesty or willful breach of fiduciary duty which is intended to result, or does result, in his or any person’s or entity’s unjust enrichment at the expense and detriment of Company (excluding good faith expense reimbursement disputes); (iii) Executive’s willful misconduct; (iv) Executive’s willful violation of any governmental law, rule or regulation relating to the operation of the Company; (v) willful violation by Executive of Company’s published business conduct guidelines, code of ethics, conflict of interest or other similar policies; (vi) Executive’s intentional and willful material violation of the Confidentiality and Non-Competition Agreement signed by him contemporaneously with this Agreement, incorporated by this reference and (vii) any intentional and willful material breach by Executive of any material provision of this Agreement (excluding Exhibit A) and/or Executive’s willful failure to follow any lawful written policy or directive of the Company’s Board of Directors, any of which shall remain uncured for a period of fifteen (15) days following receipt by Executive of notice from Company of its intention to terminate because of such breach or failure provided, however, that the Termination Notice shall set forth in reasonable detail the act constituting Cause hereunder.

                                (B)       Termination by Company Without Cause and Other Than For Non-Performance. Company may, at any time, and in its sole discretion, terminate the employment of Executive hereunder for any or no reason, other than for Cause under Section 6(A) or for non-performance under Section 6(G), by delivery to him of a Termination Notice; provided, however, that Company shall be obliged to pay Executive severance compensation following the Termination Date as set forth in Section 7 hereof.

                                (C)       Termination by Executive for Good Reason. If at any time during the employment term Executive resigns from the employ of Company for Good Reason (as defined in the next sentence), Company shall be obligated to pay Executive severance compensation following the Termination Date as set forth in Section 7 hereof. For purposes of this Agreement “Good Reason” shall mean, without the consent of the Executive, that (1) Executive is no longer designated and/or has the authority as Chief Executive Officer of Caraco Pharmaceutical Laboratories Limited, (2) there shall be a material change in Executive’s status or responsibilities, including material reporting responsibilities, which does not represent a promotion, (3) Executive shall be assigned duties that are materially inconsistent with his status, position or duties as Chief Executive Officer for the Company’s manufacturing operations in USA or (4)there should occur any material breach by Company of any material provision of this Agreement which shall also include but not be limited to: the Company’s failure to make timely payment(s) or otherwise any transfer of a benefit or other remuneration required by this Agreement, any of the above of which has remained uncured for a period of fifteen (15) days following receipt by Company of notice from Executive of his intention to resign because of such change, inconsistency or breach.

                                (D)           Termination in Case of Disability or Death.

                                                (1)       If Executive, due to physical or mental injury, illness, disability or incapacity, shall fail to render the services provided for in this Agreement including off-site or work at home services rendered for (i) a consecutive period of ninety (90) days or (ii) a period of one hundred twenty (120) days in any consecutive one hundred eighty (180) day period (provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same), Company may, at its option, terminate Executive’s employment hereunder upon fourteen (14) days’ written notice to Executive, provided that the Company has provided the Executive with a short-term and long-term disability plan as more fully set forth above. If the employment of Executive is terminated pursuant to this Section 6(d)(i), Company shall have no further obligations to Executive hereunder after the Termination Date other than the payment of accrued but unpaid salary and benefits for a one-year period after the Termination Date.

                                                (2)       If Executive shall die during the Employment Term, this Agreement and Executive’s employment hereunder shall terminate immediately upon Executive death. If the employment of Executive is terminated pursuant to this Section 6(d)(ii), Company shall have no further obligations to Executive hereunder after the Termination Date other than the payment of accrued but unpaid salary and benefits for a one-year period after the Termination Date.

                                (E)           Executive’s Right to Terminate Upon Change of Control. In the event that at any time during the Employment Term, there is a “Change in Control of Company” or “Change in Control of Sun Pharmaceutical Industries Limited” (as hereinafter defined) and, if the Executive reasonably determines, there is a significant change in the nature and scope of duties and powers of the Executive, as outlined herein and upon the provision of written notice to Company within six (6) months after the date of such Change in Control of Company or Change in Control of Sun Pharmaceutical Industries Limited Executive shall be entitled to terminate his employment hereunder as of the date of provision of such written notice, and Company shall in such event pay severance compensation following the Termination Date as set forth in Section 7.

                                               For the purposes of this Agreement, “Change in Control of the Company” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Sun Pharmaceutical Industries Limited and Affiliates becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to a person other than Sun Pharmaceutical Industries Limited and Affiliates, or (iii) the consummation of a merger or consolidation of the Company with any other person other than Sun Pharmaceutical Industries Limited and Affiliates and other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent at outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or liquidation. For purposes of this Agreement, any change in the majority beneficial ownership of Sun Pharmaceutical Industries Limited shall not constitute a “Change in Control of Sun Pharmaceutical Industries Limited” as long as the present controlling shareholders of Sun Pharmaceutical Industries Limited and the Affiliates are the single largest beneficial shareholding group of Sun Pharmaceutical Industries Limited or of the Company by continuing to hold at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent. For the purposes of this Agreement, “Affiliates” means (a) any person or entity which at present owns, controls or holds with power to vote, ten (10) percent or more of the outstanding voting securities of Sun Pharmaceutical Industries Limited (per the attached list to be provided and updated, as applicable, and incorporated herein as Exhibit “B”), (b) any entity as to which ten (10) percent or more of its outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by Sun Pharmaceutical Industries Limited (per the attached list to be provided and updated, as applicable, and incorporated herein as Exhibit “C”).

                                (F)           Resignation by Executive Without Good Reason. Executive may, at any time, and in his sole discretion, resign his employment with the Company without Good Reason by delivery to Company a written Resignation Notice of ninety (90) days prior to his designated effective date of resignation. If the Executive resigns his employment with the Company for No Reason on or before the first anniversary of this Agreement he shall not be entitled to any Severance Compensation. Following the first anniversary of this Agreement, in the event Executive were to resign his employment with the Company, the Company shall be obligated to pay Executive all payments of accrued but unpaid salary and compensation and any other benefits and remuneration customarily paid under this Agreement through the effective date of resignation, plus as severance compensation the Company, as per the non-compete or similar restrictive covenant period, will continue to pay to the Executive his base salary for a maximum period of one (1) year or till the Executive finds another suitable position/job in accordance with the Confidentiality and Non-Competition Agreement, whichever comes first.

                                (G)          Termination of Executive for Non-Performance. If the Executive is terminated during the first year of employment for performance reasons related to non-achievement of mutually agreed business objectives and goals between the Board of Directors of the Company and the Executive; then the Company as severance will pay the Executive his base salary for a maximum period of one (1) year or until the Executive finds another suitable position/job, in accordance with the Confidentiality and Non-Competition Agreement whichever comes first, and will exercise vesting of 1/3rd the stock options and stock grants awarded to the Executive. If the Executive is terminated for performance reasons after his first year of employment, then the Company will pay the Executive a severance of 1.5 times his base salary (excluding bonus) for a maximum period of (1) year in 12 monthly payments or till the Executive finds another suitable position/job in accordance with the Confidentiality and Non-Competition Agreement, whichever comes first, and will exercise vesting of all stock options and stock grants awarded to the Executive.

                                (H)          Release of All Claims. As a condition to payment of severance under any provision of this Agreement, Executive shall first execute a release of claims as, to all claims related to this Agreement, which preserves Company’s compliance with the severance obligation and any pension plan, in a form provided by Company.

                                (I)            Resignation From Board. Upon termination from employment for any reason, Executive shall resign from the Board of Directors for the Company and also resign from all director and officer positions with any subsidiary or affiliate of Company.

                7.            Severance Compensation. In the event Executive’s employment hereunder is terminated prematurely by the Company pursuant to Section 6(b) hereof, or by Executive pursuant to Section 6(c) or 6(e) hereof, the Company shall pay Executive a lump sum payment (the “Severance Payment”) of an amount equal to one and a half (1.5) times the highest annual base and last earned bonus(es) and shall continue to pay and provide Executive with one year of health, vision and dental insurance coverage (as reflected in Section 4(B)(1) above) for a period of at least 12 months, the vesting in full any installments of shares for stock options and stock grants including, but not limited to: this Agreement, stock option agreements, restricted stock units, stock, stock appreciation rights and all other awards granted to executive between Company and Executive which, but for this Agreement, would not yet be exercisable or vested on such date, and allow Executive to exercise said benefit, in full, for the entire remaining period specified in such agreements (but in no event for a period less than 3 months following such termination), and to pay an additional amount representing a gross-up of any federal and state and local income tax liability arising from any amounts payable pursuant to this Agreement which are considered to be a “parachute payment” under Internal Revenue Code §280G and the regulations promulgated thereunder. In no event shall Executive’s Severance Payment be for a term less than any term restricting Executive under a non-compete or similar restrictive covenant. After one year of employment with the Company this amount of Severance Compensation could be reviewed to be increased to two (2) times the highest annual base and last earned bonus(es).

                8.             Confidential Information. Executive recognizes and acknowledges that the list of Company’s customers, as it may exist from time to time, its financial and other data, its future plans, technical data, knowledge know-how and its trade secrets are valuable, special and unique assets of the Company. At no time will Executive disclose any such list of information, or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless disclosure is for the benefit of the Company.

                                In the event of a breach or threatened breach by Executive of the provisions of this Paragraph, Company shall notify Executive, in writing, of the nature of his breach of the provisions hereof, and if such breach is repeated and continuing, shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, such list or information, or from rendering any services to any person, firm, corporation, association or other entity to whom such list or information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Executive.

                                Executive shall execute a Confidentiality and Non-Competition Agreement. In the event of any conflict between this Section 8 and the Confidentiality and Non-Competition Agreement, the Confidentiality and Non-Competition Agreement shall prevail.

                                In addition, Executive has disclosed and provided a copy of his Confidentiality and Non-Competition Agreement with his most recent employer to the Company with the intention of addressing and avoiding any potential conflict, default or breach of any kind by entering into this Agreement. In the event Executive would be required to hire legal counsel of his choice to defend any legal action, or threatened legal action, with respect to this disclosed Confidentiality and Non-Competition Agreement, the Company agrees to fully reimburse Executive all of his necessary and customary costs, including attorneys’ fees, that he incurs.

                9.             No Duty to Mitigate; Set-off. The Company agrees that if the Executive’s employment is terminated during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement by means of mitigation, set-off or otherwise except, as to set-off only, as provided in Section 6(F) or (G). Further, the amount of the Severance Compensation provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise except, as to set-off only, as provided in Section 6(F) or (G). The Executive shall retain any and all rights under any pension plan of the Company and otherwise his entitlement is as set forth in Sections 6(F), 6(G) or 7 and, except as otherwise limited by such Sections, as in any welfare plan, equity plan and stock options/grant plans, as applicable.

                10.          Notices. All notices required to be given under this Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, to the following addresses or to such other addresses as either may designate in writing to the other party:

(A)	If to Company, then: 1150, Elijah McCoy Drive, Detroit, Michigan MI 48202 Attn: Chief Operations Officer

With a copy to:	Fred B. Green, General Counsel to the Company Bodman LLP 34th Floor, 100 Renaissance Center Detroit, Michigan 48243

(B)	If to Executive, then: 11781 NW 9th Street Plantation, Florida 33325

                11.          Arbitration. Except for any injunctive proceeding to enforce compliance with Section 8 of this Agreement or with the Confidentiality and Non-Competition Agreement, any disputes arising out of or in connection with this Agreement or any of its provisions, including but not limited to the alleged breach of the provisions of this Agreement, or with Executive’s employment with the Company, shall be submitted to and determined by arbitration conducted in accordance with the then applicable Employment Dispute Resolution Rules of the American Arbitration Association, except as modified hereby. The parties shall be entitled to reasonable discovery. The Arbitrator shall have jurisdiction to determine any claim submitted to him. The Arbitrator’s decision shall be in writing and contain findings of fact and conclusions of law. The Arbitrator may grant any relief authorized by law for any properly established claim. The award rendered by the Arbitrator may be entered as a judgment (with full binding, force and effect) in any court having jurisdiction thereof. This Agreement shall constitute a written agreement to submit any such dispute or controversy to arbitration within the meaning of Michigan law and shall confer jurisdiction on the Courts of the State of Michigan to enforce such agreement to arbitrate and to enter judgment on award in accordance with said Michigan arbitration law.

                12.          Attorney’s Fees. The successful party to any arbitration between or among any of the parties to this Agreement shall be entitled to recovery of a reasonable attorney’s fees, arbitration fees and court costs. The arbitrator may apportion fees or award fees based on success in various claims or parts of any arbitration or litigation.

                13.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan. Any arbitration or other proceedings related to this Agreement or the transactions herein described shall be commenced and held in Detroit, Michigan.

                14.          Waiver. The waiver by either party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party hereto.

                15.         Entire Understanding. This Agreement, together with the Confidentiality and Non-Competition Agreement executed by Executive contemporaneously herewith, contain the entire understanding of the parties relating to the employment of Executive by Company. It may not be changed orally but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                16.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns and Executive and his heirs and legal representatives.

                17.          Assignment. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights (except as specifically permitted herein) or delegate any of his duties or obligations under this Agreement, except with the written permission of Company.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the date and year first above written.

Attest:		CARACO PHARMACEUTICAL LABORATORIES, LTD

	By:	/s/ Dilip Shanghvi

DILIP SHANGHVI, CHAIRMAN

In the presence of:

/s/ Daniel Movens

Daniel Movens